Exhibit 99.1


               Potential Mandatory Suspension of Dividends Notice

Pursuant to the provisions of Section 4 of the Certificate of Designations for the Non-Cumulative Perpetual Preferred Shares (the "Perpetual Preferred Shares") of Scottish Re Group Limited (the "Company"), the Company hereby notifies holders of the Perpetual Preferred Shares that the Company may not meet certain financial tests required for the Company to pay dividends, as described in more detail below. As a result, the Company may be precluded by the terms of the Perpetual Preferred Shares from declaring and paying dividends on the October 15, 2008 dividend payment date.

The Company may be precluded from declaring and paying such dividends unless the Company, through the generation of earnings or issuance of new ordinary shares, increases the Adjusted Shareholders' Equity Amount ("ASEA") by a currently undetermined amount by the second dividend date after the date of this notice. The amount by which the ASEA must be increased to allow the payment of dividends on the October 15, 2008 payment date cannot be determined until the Company finalizes its financial results for the year ended December 31, 2007, which has not occurred as of the date of this notice.

In addition, because the Company has not finalized its financial results for the year ended December 31, 2007, it cannot provide the results of its Trailing Four Quarters Consolidated Net Income Amount or its ASEA for the relevant period and dates. As previously disclosed in a Form 12b-25/A filed by the Company with the Securities and Exchange Commission on March 27, 2008, the Company's revenues will decrease for the year ended December 31, 2007 and the Company currently anticipates that its net loss after tax for the year ended December 31, 2007 will be higher than its net loss reported for the year ended December 31, 2006. If these results are realized, the Company will have a Trailing Four Quarters Consolidated Net Income Amount of less than zero and ASEA will have decreased by greater than 10%. As a result, the Company will be precluded from paying dividends on the October 15, 2008 dividend payment date.

The Company intends to send a follow-up notice once it has finalized its financial results for the year ended December 31, 2007 and is able to provide the results of its Trailing Four Quarters Consolidated Net Income Amount and its ASEA for the relevant period and dates.

Terms not otherwise defined herein shall have the definition given them in the prospectus supplement dated June 28, 2005 regarding the Perpetual Preferred Shares.